EMPLOYMENT AGREEMENT - JUAN FERREIRA

	AGREEMENT made as of November 10, 2004 by and between CENTALE, INC., a New York corporation with offices at 191 Main Street, East Aurora, NY 14052 (the "Corporation"), and JUAN FERREIRA, residing at 468 Wild Oak Circle, Longwood, FL 32779 ("Ferreira").

	WHEREAS, the Corporation wishes to employ Ferreira as President and Chief Operating Officer, and to provide Ferreira with assurance of compensation and terms of employment which will competitively motivate Ferreira, and Ferreira desires to be so employed.

	NOW, THEREFORE, it is agreed:

	1. 	Title; Capacities.

	(a) 	The Corporation hereby employs Ferreira as President and
Chief Operating Officer of the Corporation.  In such capacity,
Ferreira shall be responsible for implementing the plans and policies adopted from time-to-time by the Corporation's Board of Directors. Ferreira shall be subject to the supervision of the Corporation's Board of Directors and the Corporation's Chief
Executive Officer.  Ferreira shall report to the Chief Executive
Officer.

	(b) 	Ferreira agrees that he will devote substantially all of
his business time, labor, skill, attention and best ability to the performance of his duties under this Agreement. Ferreira agrees to abide by such reasonable rules, regulations, personnel practices and policies of the Corporation, and any changes therein, which may be reasonably adopted from time to time by the Corporation and delivered in writing to Ferreira.

	(c) Ferreira will serve on the Corporation's Board of Directors immediately upon the Effective Date of the Agreement, without additional compensation.

	2.  	Compensation.

	(a)  	Salary.  During the Term of this Agreement, the
Corporation will pay Ferreira a salary at the rate of Ninety
Thousand Dollars ($90,000) per annum. Salary shall be payable on the days when the salaries of other Corporation employees are paid.

	(b)  	Sales Override.  Ten days after the end of each month
during the Term of this Agreement, the Corporation will pay Ferreira a sales override equal to one-sixth (1/6) of the total sales commissions earned by employees of the Corporation during the month.

	(c)	Sales Commission. Ferreira will participate in the
Corporation's sales commission plan, as modified from time to time, on terms equal to the Corporation's highest ranking sales personnel, except as modified by this Subsection "c." On the date specified in the plan for payment of commissions, the Corporation will pay Ferreira the commissions earned by him subject to a deduction of Seven Thousand Five Hundred Dollars ($7,500) per calendar month.
The deduction for a month in which Ferreira does not earn $7,500 in commissions will not carry over to subsequent months.

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	(d)     Restricted Stock Grant.  Upon the Effective Date of
this Agreement, the Corporation will grant to Ferreira nine hundred thousand (900,000) shares of restricted stock on the terms set forth in the "Award Agreement - Restricted Stock" annexed as Appendix A. Ferreira will have all voting rights attendant to such shares, notwithstanding the restrictions set forth in the Award Agreement.

	(e) 	Reimbursement of Business Expenses.  Ferreira shall be
entitled to reimbursement of all reasonable business expenses actually incurred by Ferreira in the discharge of Ferreira's duties hereunder, including expenses for entertainment, travel, employee training and similar items, upon submission of the related invoice or other sufficient documentation.

        (f)     Will provide a car allowance of $700 per month.

	3.  	Term.

	(a) 	The "Effective Date" of this Agreement will be the date
that is five business days after the Funding Date.  The "Funding
Date will be the date on which the amount of capital contributed in cash to the Corporation after the date of this agreement equals or exceeds Four Hundred Thousand Dollars ($400,000). If the Effective Date does not occur prior to December 31, 2004, the Agreement will terminate on that date. The Corporation will give Ferreira notice of the Effective Date on the Funding Date.

	(b)	The "Term" of this Agreement and of Ferreira's employment
hereunder shall commence on the Effective Date and shall terminate on November 30, 2007, unless earlier terminated pursuant to Sec 3(c) hereunder.

	(c)  	Prior to November 30, 2007, Ferreira's employment
hereunder may be terminated as follows:

        (i)     by Ferreira, at will;

	(ii)	by the Corporation for Cause. As used herein, the term
"Cause" shall mean only the following: (A) conviction during the Term of a crime involving moral turpitude, (B) material, willful or gross misconduct by Ferreira in the performance of his duties hereunder, or (C) the failure by Ferreira to perform or observe any substantial lawful obligation of such employment that is not remedied within fifteen (15) days after the receipt of written notice thereof from the Board of Directors (provided such neglect or failure is unrelated to disability).

	(iii) 	by the Corporation, upon the death or disability
of Ferreira. "Disability" shall mean Ferreira's inability to perform Ferreira's normal employment functions due to any medically determinable physical or mental disability, which can last or has lasted three months or is expected to result in death.

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	(d)  	Termination of Ferreira's employment, when
permitted hereunder, may be effectuated by delivery of written notice to Ferreira, stating the grounds for termination. Such notice shall be effective upon receipt.

	(e)	At any time during the Term of the Agreement, the Board of
Directors may remove Ferreira from his position as President, if it determines that such removal is in the best interests of the Corporation. Upon such removal, Ferreira may assume another role in the Corporation if Ferreira and the Corporation so agree, or he may have no further responsibilities to the Corporation. A removal from office pursuant to this Section 3(e) shall not be deemed to be a termination of this agreement, and Ferreira shall remain employed under the terms of this Agreement until the Agreement terminates pursuant to either Section 3(b) or Section 3(c).

	4.	Covenant of Non-Competition.  In consideration of the
undertakings by the Corporation herein, Ferreira covenants for the benefit of the Corporation and the shareholders thereof as follows:

	(a) 	The "Restricted Period" for purposes of this Covenant
shall commence on the Effective Date of this Agreement and shall continue for a period ending on the date which is one year after the date on which Ferreira ceases to be employed by the Corporation.

	(b) 	During the Restricted Period Ferreira shall not, directly
or indirectly, as an employee, consultant or principal, through equity ownership or otherwise, for himself or for any other person, engage in, or assist any other person to engage in, any Competitive Activities. For purposes hereof, "Competitive Activities" shall mean the following:

        (i) 	Directly or indirectly soliciting, diverting, taking
away or attempting to solicit, divert, or take away any business opportunities which became available to the Corporation or any of its subsidiaries or affiliated entities during the Term of this Agreement;

        (ii) 	Engaging in business with any person or entity
with which the Corporation was engaged in business during the six months preceding Ferreira's business engagement;

        (iii)	Engaging in (A) the business of marketing desktop
software applications, (B) the business of compiling and/or marketing databases, or (C) the business of generating and/or marketing marketing leads; or

        (iv) 	Hiring, offering to hire, enticing away or
in any manner persuading or attempting to persuade any person affiliated (as employee or as independent contractor) with the Corporation or any affiliate or subsidiary of the Corporation to discontinue his relationship with such company, or to become employed by any other entity.

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	5.  Assignment.  The Corporation and Ferreira acknowledge that the relationship established hereby is unique and personal and that neither the Corporation nor Ferreira may assign or delegate any of their respective rights and/or obligations hereunder without the prior written consent of the other party except as follows:

	In the event of a future disposition of (or including) the properties and business of the Corporation, substantially as an entirety, by merger, consolidation, sale of assets, or otherwise, then the Corporation shall be obligated to assign this Agreement and all of its rights and obligations hereunder to the acquiring or surviving corporation, and such acquiring or surviving corporation shall assume in writing all of the obligations of the Corporation hereunder; provided, however, that the Corporation (in the event and so long as it remains in business as an independent going enterprise) shall remain liable for the performance of its obligations hereunder in the event of an unjustified failure of the acquiring corporation to perform its obligations under this Agreement.

	6. Indemnification. The Corporation shall indemnify Ferreira to the fullest extent authorized by the Business Corporation Law of the State of New York against claims or liability arising from his service on behalf of the Corporation.

	7. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York applicable to contracts made and to be performed therein.

	IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

					CENTALE, INC.

                                        By: /s/ Thaddeus A. Wier, Jr.
                                        -----------------------------------
                                        Thaddeus A. Ferreira, Jr., Secretary
                                        Thaddeus A. Wier, Jr., Chairman


                                        s/s Juan Ferreira
                                        ------------------------------------
                                        Juan Ferreira


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                               APPENDIX A

                              CENTALE, INC.

  Date: November 10, 2004                           Number of Shares: 900,000

Grantee: Juan Ferreira

Restriction: The shares may not be transferred, pledged or hypothecated unless and until they "vest." If the Grantee's employment by Centale, Inc. (the "Corporation") is terminated, all unvested shares shall be cancelled by the Corporation.

Vesting Schedule:

The vesting schedule will be:

300,000 of the shares will vest on the Effective Date defined in the Employment Agreement between the Grantee and the Corporation. 150,000 of the shares will vest on each of the following dates (the "Vesting Dates"), if, on the Vesting Date, the Grantee remains an employee of the Corporation: June 30, 2005, January 1, 2006, June 30, 2006 and January 1, 2007.

If a Change in Control occurs and the Grantee remains an employee of the Corporation on the effective date of the Change in Control, then all of the shares will vest on the effective date of the Change in Control.

A "Change in Control" shall be deemed to have occurred if (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than (A) a person who on October 18, 2004 was the beneficial owner of more than 25% of the Corporation's outstanding shares, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or (C) a corporation owned directly or indirectly by the shareholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly,
of securities of   the Corporation representing fifty percent (50%) or
more of the total voting power represented by the Corporation's then outstanding voting securities, or (ii) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Corporation and any new Director whose election by the Board of Directors or nomination for election by the Corporation's shareholders was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, or (iii) the shareholders of the Corporation approve a merger or consolidation of the Corporation with any other corporation, other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty-five percent (55%) of the total voting power represented by the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all the Corporation's assets.

Note: The certificate for the shares will bear a legend referencing this Award Agreement. The legend may be removed as to any vested shares immediately upon vesting upon the Grantee's request to the Corporation.

                                  CENTALE, INC.


                                  By: /s/ Thaddeus A. Wier, Jr.
                                  -------------------------------
                                  Name: Thaddeus A. Wier, Jr.
                                  Title: Chairman